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EXHIBIT 11

YOUNG BROADCASTING INC. AND SUBSIDIARIES

RE COMPUTATION OF PER SHARE EARNINGS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30 2006	September 30 2007	September 30 2006	September 30 2007
Shares of common stock outstanding for the entire period	21,624,533	22,581,720	20,849,065	21,966,886
Issuance of 413,329 and 453,613 shares of common stock to the Company's defined contribution plan in 2006 and 2007	136,411	116,551	230,418	251,302
Issuance of 522,493 and 282,302 shares of common stock under the 2004 equity incentive plan in 2006 and 2007, net of cancellations	(2,576)	(40,343)	219,078	116,152
Issuance of 11,376 shares of common stock to the employee stock purchase plan in 2006 and 2007	—	—	11,014	—

Weighted average shares of common stock outstanding	21,758,368	22,657,928	21,309,575	22,334,340

Net loss	(15,740,983)	(24,817,675)	(57,364,620)	(68,374,269)

Basic loss per common share:
Net loss per common share	$(0.72)	$(1.10)	$(2.69)	$(3.06)

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  EXHIBIT 11
YOUNG BROADCASTING INC. AND SUBSIDIARIES RE COMPUTATION OF PER SHARE EARNINGS